SHAREHOLDER MESSAGE
October 10, 2006

Dear Fellow Shareholders,

It's been an exciting and productive year so far here at Atlas Mining Company (Atlas), and our pace of development looks like it will not slow down any time soon. Dr. Price, president of our wholly owned subsidiary, Nano Clay and Technologies, Inc., has aggressively revamped our processing plant to better accommodate the buyers of our halloysite clay. With Dr. Price's efforts we expect to meet the strong demand from the building products, plastics, oil and gas and ceramics industries. Our contracting group, Atlas Fausett Contracting, under the guidance of Ron Short and Frank Fausett, continues to contribute cash flow to the company by capitalizing on the burgeoning demand for mining services in the western part of the United States. We have been able to bring together a group of very qualified and professional individuals who are playing a pivotal role in growing the company and creating additional value for our shareholders.

Significant resources have been focused on the development and ultimate commercialization of our Dragon Mine property. The Dragon Mine currently has 13 employees and the mine is moving forward quite well. One of the more exciting things we have discovered at the Dragon Mine is that the hundreds of thousands of tons in the waste piles above ground which were left from previous mining activities contain from 30% to 60% halloysite clay. With Dr. Price's processing system, we intend to reprocess much of this material with very little mining cost to us. This additional resource will be a great supplement the over 300,000 tons of material in the underground deposit. We are not in the position to estimate the quantity of this additional resource, however, we do know it will add years to our mine
life.   Other accomplishments at the Dragon include the installation of power and phone lines to the mine. We have finally been able to wean ourselves from the generated power that has supported us for the past couple of years. We have added additional storage space and a shop. And we have also applied for a large mine permit to accommodate the "mining" of the waste piles, and to give us more freedom to operate.

The main question on everyone's mind is when will we make some sales? Dr Price has distributed samples of our product to numerous potential buyers in the plastics, building materials, oil, and the ceramics industry, and he has been guiding them on how best to incorporate our processed halloysite into their products. For example, a building products manufacturer intends to utilize our processed halloysite in the commercialization of anti-mold applications pending regulatory review. We have a few open offers from interested buyers and expect to execute some sales in the near future. Dr. Price's newly installed systems must be tested and calibrated so that large volumes of quality material can be consistently produced. That said, our machinery is in place and operational and we expect to be able to make those supply commitments soon.

Atlas Fausett Contracting has been very busy these past several months. This entity is currently employing 29 miners and is creating revenue in the neighborhood of $500,000 per month. Our reputation in the industry continues to bring us additional opportunities, and our current contracts should carry us through the remainder of the year and well into 2007. I had the opportunity to inspect the work we are doing at the Sunshine Mine this past week and I am quite pleased with the efforts of our crews, as they have approached the 1,800 foot mark on this 5,000 foot project. This project, plus the one at the Stillwater Mine and the Lucky Friday Mine, has helped add revenue to our company while we wait for halloysite sales.
Third quarter revenue from contract mining was $1.2 million and year to date revenues through September has reached over $2.25 million.


Our continued growth has required us to increase our two person administrative staff. Therefore, we recently hired Barbara Suveg, CPA, to assist in the office and help complete financial statements and SEC filings. Besides being a CPA, Barbara also has a Master's Degree in Business Administration. Barbara has done accounting and audit work with publicly traded companies, and has worked in the mining industry for a number of years. Some of you may recognize the Suveg name. Barbara's father was a mine manager for Day Mines and Hecla for many years. Needless to say, Barbara is very familiar with the mining industry and will fit in well with our company and help create financial reporting and control structures that will support Atlas' future growth.

In regards to our endeavors in New Foundland our efforts have cost us a little more than anticipated; however, the properties we have under our control, we believe, have great potential. In fact, we are currently negotiating with several well-established companies on at least two of these properties.

Currently, our attorney is working on our annual shareholders meeting proxy statement. When you get your proxy, please vote and return it to us as early as possible, in order to make sure your vote is counted on the issues presented.

As we move into the final quarter of 2006, we look forward to accomplishing the goals we have set for ourselves. We mad a strategic decision to forgo the traditional ceramic markets and focus our halloysite sales efforts on the more profitable markets available to our unique product. We believe this strategy will soon be realized and the shareholders will be rewarded for their patience. As these goals are achieved, we hope and believe that your commitment to our company will be rewarded through the appreciation of
your investment.   The continued creation of shareholder value is our top
priority.   Thank you for your support and patience.


William T. Jacobson
President and Chief Executive Officer